UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2010 (September 17, 2010)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 17, 2010, Behringer Harvard Opportunity REIT II, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through a wholly owned subsidiary of its operating partnership, entered into a limited liability company agreement for 7900 Hampton Blvd, LLC with an affiliate of Grand Peaks Properties, Hampton Peak, LLC, an unaffiliated third party, to form a joint venture (the “Parrot’s Landing Joint Venture”) in connection with the acquisition described below under Item 2.01.  We hold a 90% ownership interest in the Parrot’s Landing Joint Venture and Hampton Peak, LLC owns the remaining 10% interest.

The information with respect to the loan agreements entered into by the Parrot’s Landing Joint Venture and required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.01               Completion of Acquisition or Disposition of Assets.

On September 17, 2010, we acquired, through the Parrot’s Landing Joint Venture, a 560-unit multifamily community located in North Lauderdale, Florida known as Parrot’s Landing (“Parrot’s Landing”) from Parrot’s Landing Florida Phase I LLC and Parrot’s Landing Florida Phase II LLC (collectively, the “Seller”), both unaffiliated third parties.  Parrot’s Landing is a three-story, garden style multifamily residential community situated on approximately 29.5 acres and features three swimming pools, lighted tennis courts, and fitness facilities.  Parrot’s Landing contains approximately 519,000 square feet of rental area and has an average unit size of 927 square feet.  Parrot’s Landing was constructed in two phases, the first completed in 1987 and the second in 1997.  As of September 15, 2010, Parrot’s Landing was approximately 94.6% leased and the average effective monthly rental rate per unit was approximately $967.

The aggregate contract purchase price for Parrot’s Landing, exclusive of closing costs, was $42 million and consisted of $12.4 million cash and a new mortgage loan of $29.6 million (see Item 2.03 below). The consideration paid for our 90% interest was approximately $11.2 million, exclusive of closing costs, which we funded with proceeds from our offering of stock to the public. The purchase price for the transaction was determined through negotiations between the Seller and Behringer Harvard Opportunity Advisors II LLC, our advisor, its affiliates, and our 10% unaffiliated third party joint venture partner, Hampton Peak, LLC.  Neither we nor our advisor is affiliated with the Seller.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 17, 2010, we, through the Parrot’s Landing Joint Venture, entered into a Fannie Mae-financed mortgage loan (the “Loan”) with AmeriSphere Multifamily Finance, LLC, an unaffiliated entity, as lender, to borrow $29.6 million.  The Loan is secured by a first mortgage lien on the assets of Parrot’s Landing, including the land, fixtures, improvements, contracts, leases, rents, and reserves.  The Loan is non-recourse to us.

The Loan bears interest at a fixed annual rate of 4.23% and requires monthly principal and interest payments of $145,159.87, with any unpaid principal and interest due on the maturity date, October 1, 2017.  The Parrot’s Landing Joint Venture has the right to prepay the entire outstanding amount of the Loan provided that if prepayment is made prior to July 1, 2017, a prepayment premium is required.

Item 9.01               Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Because it is impracticable to provide the required financial statements for the acquired real properties described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that the required financial statements will be filed on or before December 1, 2010, by amendment to this Form 8-K, which date is within the period allowed to file such an amendment.

(b)   Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: September 23, 2010	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer